News For Immediate Release


Contacts:
Jeffery Goldberger
SoftNet Investor Relations
Stern & Co.
212-888-0044
jgoldberger@sternco.com

Douglas Sinclair
Chief Financial Officer
SoftNet Systems
650-962-7490
dsinclair@softnet.com



          SoftNet Systems, Inc. Completes Sale of Kansas Communications
             To Convergent Communications Services For $6.5 Million


Mountain View, California, February 12, 1999 -- SoftNet Systems, Inc. (AMEX:SOF) today announced it has completed the sale of its Kansas Communications, Inc. ("KCI") business to Convergent Communications Services, Inc. (CCSI) of Englewood, Colorado, for $6.5 million in cash, short-term notes and a small amount of stock in CCSI's parent company. The sale of this business unit was a part of SoftNet's strategy to divest its non-Internet subsidiaries and actively focus on its expanding business as a leading provider of high-speed Internet access, partnering with small and mid-sized cable operators.

SoftNet in November reported it had signed separate letters of intent to sell Kansas City-based KCI, which specializes in the sale and service of telephone systems, and Micrographic Technology Corp. ("MTC"), its document management businesses. Completion of the MTC sale to Global Information Distribution GmbH of Cologne, Germany, has not yet been announced.

Dr. Lawrence B. Brilliant, SoftNet's president and chief executive officer, said, "Closing on the sale of KCI brings in additional operating funds that will be used to pay down debt and focus on executing our high-speed cable Internet access, VSAT, and content services objectives. These funds, coupled with the $15 million in financing secured in January, give SoftNet important resources to channel into our core business model. On behalf of all of SoftNet's employees and directors, I want to thank the employees of KCI for the time we have spent together and to extend to them, as well Convergent Communications, our congratulations and best wishes for the future."

About SoftNet Systems, Inc.

SoftNet  Systems,  Inc. is a leading  high-speed  broadband  Internet access and content services company focused on partnering with small to mid-sized cable operators. Through its ISP Channel, the company provides a complete turnkey Internet service To cable affiliate partners, similar to services provided by @Home (NASDAQ:ATHM) and Time Warner's (NYSE:TWX) RoadRunner. Complementing the affordable high-speed Internet access made available by the company, is its LOCALE service, a series of local user-friendly community e-commerce, information and entertainment portals built around local retailers and community organizations in service areas of each participating cable partner. Through its Intellicom subsidiary, the company markets a satellite-based VSAT high-speed commercial Internet link called T1 Plus.(TM)

Intellicom also provides SoftNet with unique cost-saving technology through these VSAT links to SoftNet's network operations center (NOC), which replace more expensive terrestrial telecommunications data lines SoftNet's NOC is located in Silicon Valley, while its corporate headquarters is located in San Francisco. For further information about SoftNet and its services, please visit www.softnet.com and www.ispchannel.com.

                                      ###

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this news release that may be considered forward-looking statements may be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including uncertainties and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.